                                                                Exhibit (a)(4)

                                  SUPPLEMENT TO
                           OFFER TO PURCHASE FOR CASH
                                       BY
                             AFG INVESTMENT TRUST A
                                       OF
               UP TO 247,148 OF ITS CLASS A BENEFICIARY INTERESTS
                                       AT
                         $9.75 NET PER CLASS A INTEREST

THE OFFER, WITHDRAWAL RIGHTS AND THE PRORATION PERIOD WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON SEPTEMBER 30, 1997, UNLESS THE OFFER IS EXTENDED FURTHER.

   AFG Investment Trust A, a Delaware business trust (the "Trust"), hereby supplements and amends its offer to redeem up to 247,148 of its outstanding Class A Beneficiary Interests (the "Class A Interests"), at a price of $9.75 per Class A Interest, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 7, 1997 (the "Offer to Purchase") and in the related Letter of Transmittal. (Such Offer to Purchase and Letter of Transmittal, as supplemented by this Supplement and as they may be further supplemented from time to time, are herein collectively referred to as the "Offer.") (Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings specified in the Offer to Purchase.)

   In addition to the factors set forth in the Offer to Purchase, each Class A Beneficiary should consider carefully the following factors:

    - On August 15, 1997 the Trust made a special distribution of $1.47 per Class A Interest to all Class A Beneficiaries of record as of July 31, 1997. Any distributions from the Trust after August 1, 1997 (excluding the special distribution) with respect to tendered Class A Interests accepted for payment by the Trust will be retained by the Trust or, to the extent such distributions are made to tendering Class A Beneficiaries, will reduce the purchase price for such Class A Interests.

    - Affiliates of the Managing Trustee have obtained a 60% participation in all matters on which the Beneficiaries of the Trust may vote as a result of the recent offering by the Trust of its Class B Subordinated Interests. A lawsuit has recently been filed asserting, among other things, that such offering was conducted to ensure that such affiliates would obtain voting control of the Trust (See "Section 14 - Certain Legal Matters" in the Offer to Purchase for a description of this lawsuit.)

SEPTEMBER 12, 1997

                                      -1

To the Class A Beneficiaries of
AFG Investment Trust A

   On August 7, 1997, AFG Investment Trust A offered to purchase Class A Beneficiary Interests (the "Class A Interests") for $9.75 per Class A Interest in cash pursuant to the Offer to Purchase. This document constitutes a supplement to the Offer to Purchase (this "Supplement") and should be read in conjunction with the Offer to Purchase.

                               INTRODUCTION

   The following amends and supplements the Introduction to the Offer to Purchase. (Cross-references in this Supplement are to Sections of the Offer to Purchase, unless otherwise indicated. To the extent statements are made in this Supplement which are inconsistent with statements made in the Offer to Purchase, the statements herein shall control.)

   AFG Investment Trust A, a Delaware business trust (the "Trust"), hereby offers to purchase up to 247,148 of its outstanding Class A Beneficiary Interests (the "Class A Interests"), at a price of $9.75 per Class A Interest, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Offer is made to Class A Beneficiaries of record prior to the Expiration Date. The 247,148 Class A Interests sought pursuant to the Offer represent approximately 45% of the Class A Interests outstanding as of August 1, 1997.

   At September 11, 1997, 41,242 Class A Interests, representing 7.5% of all outstanding Class A Interests, had been offered for tender by the Class A Beneficiaries of the Trust.

   The Expiration Date for the Offer to Purchase is hereby extended to September 30, 1997. If you are interested in accepting the Offer of the Trust to purchase your Class A Beneficiary Interests and have not already done so, please execute the enclosed green Letter of Transmittal and mail it in the enclosed postage paid envelope.

   Additional financial information with respect to the Trust for the period ended June 30, 1997 is attached hereto as Exhibit A.

   In addition to the factors set forth in the Offer to Purchase, each Class A Beneficiary should consider carefully the following factors:

    - On August 15, 1997 the Trust made a special distribution of $1.47 per Class A Interest to the Class A Beneficiaries. Any distributions from the Trust after August 1, 1997 (excluding the special distribution) with respect to tendered Class A Interests accepted for payment by the Trust will be retained by the Trust or, to the extent such distributions are made to tendering Class A Beneficiaries, will reduce the purchase price for such Class A Interests.

    - Affiliates of the Managing Trustee have obtained a 60% participation in all matters on which the Beneficiaries of the Trust may vote as a result of the recent offering by the Trust of its Class B Subordinated Interests. A lawsuit has recently been filed asserting, among other things, that such offering was conducted to ensure that such affiliates would obtain voting control of the Trust (See "Section 14 - Certain Legal Matters" in the Offer to Purchase for a description of this lawsuit.)

                                      -2

   "SECTION 2. PRORATION: ACCEPTANCE FOR PAYMENT AND PAYMENT FOR INTERESTS" is hereby supplemented to include the following:

   In the event that proration is required because the number of Interests validly tendered on or prior to the Expiration Date and not withdrawn exceeds 247,148 (which the Trust does not expect to be the case), the Trust will announce the results of prorations promptly after such results become available but in no event more than seven business days following the Expiration Date.

   "SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT" is hereby supplemented to include the following:

   The Purchaser intends to consummate the transactions contemplated by the Offer if the conditions for closing, in the reasonable judgment of the Purchaser, are satisfied.

   "SECTION 10. CONFLICTS OF INTERESTS IN TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES" is hereby supplemented to include the following:

   Through their acquisition of 822,863 Class B Interests (which represents 99.6% of all outstanding Class B Interests), Affiliates of the Managing Trustee have obtained a 60% participation in all matters on which the Beneficiaries may vote. The relative rights and limitations of the Class A Interests and the Class B Interests were described in the prospectus for the offering of the Class B Interests, an additional copy of which will be provided to each Class A Beneficiary upon request.

   "SECTION 13. CONDITIONS OF THE OFFER" is hereby amended by replacing the first sentence and the first clause of the second sentence as follows:

   Notwithstanding any other term of the Offer, the Trust shall not be required to accept for payment or to pay for any Class A Interests tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained prior to the Expiration Date. Furthermore, notwithstanding any other term of the Offer, the Trust shall not be required to accept for payment or pay for any Class A Interests not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Class A Interests if, at any time on or after the date of the Offer prior to the Expiration Date, any of the following conditions exists:

   "SECTION 13. CONDITIONS OF THE OFFER" is hereby further amended as follows:

   References to the "sole judgment of the Trust" are hereby changed to "reasonable judgment of the Trust".

                                           AFG INVESTMENT TRUST A


September 12, 1997

                                      -3

                                                                    Exhibit A


                              AFG Investment Trust A

                          INDEX TO FINANCIAL STATEMENTS




                                                                                                                 Page
                                                                                                                -----


Management's Discussion and Analysis of Financial Condition and Results of Operations..........................     2
Statement of Financial Position at June 30, 1997 and December 31, 1996.........................................   F-1
Statement of Operations for the three and six months ended June 30, 1997 and 1996..............................   F-2
Statement of Cash Flows for the six months ended June 30, 1997 and 1996........................................   F-3
Notes to the Financial Statements..............................................................................   F-4


                                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                             FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     As an equipment leasing trust, AFG Investment Trust A ("the Trust") was organized to acquire a diversified portfolio of capital equipment subject to lease agreements with third parties. The Trust was designed to progress through three principal phases: acquisitions, operations, and liquidation. During the operations phase, a period of approximately six years, all equipment in the Trust's portfolio will progress through various stages. Initially, all equipment will generate rental revenues under primary term lease agreements. During the life of the Trust, these agreements will expire on an intermittent basis and equipment held pursuant to the related leases will be renewed, re-leased or sold, depending on prevailing market conditions and the assessment of such conditions by Equis Financial Group Limited Partnership (formerly American Finance Group), a Massachusetts limited partnership ("EFG") to obtain the most advantageous economic benefit. Over time, a greater portion of the Trust's original equipment portfolio will become available for remarketing and cash generated from operations and from sales or refinancings will begin to fluctuate. Ultimately, all equipment will be sold and the Trust will be dissolved. The Trust's operations commenced in 1992.

     Certain statements in this quarterly report that are not historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made herein. These factors include, but are not limited to, the ability of EFG to collect all rents due under the attendant lease agreements and successfully remarket the Trust's equipment upon the expiration of such leases.


              Three and six months ended June 30, 1997 compared to the three and six months ended June 30, 1996:

Results of Operations

     For the three and six months ended June 30, 1997, the Trust recognized lease revenue of $1,477,298 and $2,567,135, respectively, compared to $1,173,106 and $2,427,754 for the same periods in 1996. The increase in lease revenue from 1996 to 1997 reflects the receipt in 1997 of prepaid contractual rental obligations of $432,604 associated with the sale of its interest in a vessel (see discussion below). Partially offsetting this increase were revenue reductions due to the expiration of primary lease terms and the sale of equipment. Over time, the level of lease revenue will decline due to the expiration of the Trust's primary lease term agreements. The Trust also earns interest income from temporary investments of rental receipts and equipment sales proceeds in short-term instruments.

     The Trust's equipment portfolio includes certain assets in which the Trust holds a proportionate ownership interest. In such cases, the remaining interests are owned by EFG or an affiliated equipment leasing program sponsored by EFG. Proportionate equipment ownership enables the Trust to further diversify its equipment portfolio by participating in the ownership of selected assets, thereby reducing the general levels of risk which could result from a concentration in any single equipment type, industry or lessee.
 The Trust and each affiliate individually report, in proportion to their respective ownership interests, their respective shares of assets, liabilities, revenues, and expenses associated with the equipment.

     During the three and six months ended June 30, 1997, the Trust sold or exchanged equipment having a net book value of $1,244,327 and $1,255,232, respectively, to existing lessees and third parties. These transactions resulted in a net loss, for financial statement purposes, of $364,901 and $362,806, respectively. The equipment transactions included the Trust's interest in a vessel with an original cost and net book value of $2,399,580 and $1,185,726, respectively. In connection with this transaction, the Trust realized proceeds of $777,326, which resulted in a net loss, for financial statement purposes, of $408,400. In addition, as this vessel was disposed of prior to the expiration of the related lease term, the Trust received a prepayment of the remaining contracted rent due under the vessel's lease agreement, as described above. See below for further discussion related to the vessel.

     On April 30, 1997, the vessel partnerships, in which the Trust and certain affiliated investment programs are limited partners and through which the Trust and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by KGJS/Gearbulk Holdings Limited (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, including 1,987,000 shares (at $1.50 per share) of common stock in Banyan Strategic Land Fund II ("Banyan") and a purchase money note of $8,219,500 (the "Note"). Banyan is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. Banyan holds certain real estate investments, the most significant being a 274 acre site near Malibu, California ("Rancho Malibu").

     The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Banyan and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Banyan or by any other party that otherwise would not have been paid to EFG had the Trust sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Banyan (the "Banyan Note").

     As a result of the exchange transaction and its original 33% beneficial ownership interest in Hato Arrow, one of the three Vessels, the Trust received $433,036 in cash and is the beneficial owner of 209,694 shares of Banyan common stock valued at $314,541 ($1.50 per share) and holds a beneficial interest in the Banyan Note of $462,353.

     Cash equal to the amount of the Banyan Note is being held in escrow for the benefit of Banyan in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Banyan agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Banyan's net operating loss carry-forwards, and (3) engage EFG to provide administrative services to Banyan, which services EFG will provide at cost. If the Consent is not obtained, repayment of the Banyan Note will be accelerated and repaid
from the cash held in the segregated account.   If the Consent is obtained,
the Banyan Note will be repaid over three years and bear an annual interest rate of 10%.

     The Managing Trustee believes that the underlying tangible assets of Banyan, particularly the Rancho Malibu property, can be sold or developed on a tax free basis due to Banyan's net operating loss carryforwards and can provide an attractive economic return to the Trust.

     On February 5, 1996, the Trust concluded the sale of its interest in the United Aircraft to the lessee, United Air Lines, Inc., ("United"), as reported in Note 3 to the Trust's 1996 Annual Report. The Trust recognized a net loss of $458,638 in connection with this transaction, of which $311,621 was recognized as Write-Down of Equipment in 1995. The remainder of $147,017 was recognized as a loss on sale of equipment on the accompanying Statement of Operations for the six months ended June 30, 1996. In addition to lease rents, the Trust received net sale proceeds of $1,392,779 from United for the aircraft. A portion of such sale proceeds was reinvested in other equipment in March 1996 through the acquisition of an 8.86% ownership interest in an aircraft (the "Reno Aircraft") at an aggregate cost to the Trust of $1,239,741. To acquire its interest in the Reno Aircraft, the Trust obtained long-term financing of $997,888 from a third-party lender and utilized cash proceeds of $241,853 from the sale of the United Aircraft. During the three and six months ended June 30, 1996, the Trust sold other equipment having a net book value of $4,736 and $20,557, respectively, to existing lessees and third parties. These sales resulted in a net loss, for financial statement purposes, of $1,994 and $3,044, respectively.

     It cannot be determined whether future sales of equipment will result in a net gain or a net loss to the Trust, as such transactions will be dependent upon the condition and type of equipment being sold and its marketability at the time of sale. In addition, the amount of gain or loss reported for financial statement purposes is partly a function of the amount of accumulated depreciation associated with the equipment being sold.

     The ultimate realization of residual value for any type of equipment is dependent upon many factors, including EFG's ability to sell and re-lease equipment. Changing market conditions, industry trends, technological advances, and many other events can converge to enhance or detract from asset values at any given time. EFG attempts to monitor these changes in order to identify opportunities which may be advantageous to the Trust and which will maximize total cash returns for each asset.

     The total economic value realized upon final disposition of each asset is comprised of all primary lease term revenue generated from that asset, together with its residual value. The latter consists of cash proceeds realized upon the asset's sale in addition to all other cash receipts obtained from renting the asset on a re-lease, renewal or month-to-month basis. The Trust classifies such residual rental payments as lease revenue. Consequently, the amount of gain or loss reported in the financial statements is not necessarily indicative of the total residual value the Trust achieved from leasing the equipment.

     Depreciation and amortization expense was $861,524 and $1,794,021 for the three and six months ended June 30, 1997, respectively, compared to $911,392 and $1,863,511 for the same periods in 1996. For financial reporting purposes, to the extent that an asset is held on primary lease term, the Trust depreciates the difference between (i) the cost of the asset and (ii) the estimated residual value of the asset on a straight-line basis over such term. For purposes of this policy, estimated residual values represent estimates of equipment values at the date of primary lease expiration. To the extent that an asset is held beyond its primary lease term, the Trust continues to depreciate the remaining net book value of the asset on a straight-line basis over the asset's remaining economic life.

     Interest expense was $67,229 and $110,587 or 4.6% and 4.3% of lease revenue for the three and six months ended June 30, 1997, respectively, compared to $111,740 and $216,697 or 9.5% and 8.9% of lease revenue for the same periods in 1996. Interest expense is expected to decrease in amount and as a percentage of lease revenue as the principal balance of notes payable is reduced through the application of rent receipts to outstanding debt.

     Management fees were 3.4% and 3.7% of lease revenue for the three and six month periods ended June 30, 1997 compared to 3.8% of lease revenue for each of the same periods in 1996. Management fees are based on 5% of gross lease revenue generated by operating leases and 2% of gross lease revenue generated by full payout leases.

     Operating expenses consist principally of administrative charges, professional service costs, such as audit and legal fees, as well as printing, distribution and remarketing expenses. Collectively, operating expenses represented 4.1% and 3.9% of lease revenue for the three and six months ended June 30, 1997, respectively, compared to 3.5% and 2.4% of lease revenue for the same periods in 1996. The increase in operating expenses from 1996 to 1997 was due primarily to professional service costs incurred in connection with the Solicitation and Registration Statements described in
Note 9 to the accompanying financial statements and an increase in administrative charges. The amount of future operating expenses cannot be predicted with certainty; however, such expenses are usually higher during the acquisition and liquidation phases of a trust.

Liquidity and Capital Resources and Discussion of Cash Flows

     The Trust by its nature is a limited life entity which was established for specific purposes described in the preceding "Overview". As an equipment leasing program, the Trust's principal operating activities derive from asset rental transactions. Accordingly, the Trust's principal source of cash from operations is provided by the collection of periodic rents. These cash inflows are used to satisfy debt service obligations associated with leveraged leases, and to pay management fees and operating costs. Operating activities generated net cash inflows of $2,120,140 and $2,427,693 for the six months ended June 30, 1997 and 1996, respectively. Future renewal, re-lease and equipment sale activities will cause a gradual decline in the Trust's primary-term lease revenue and corresponding sources of operating cash. Overall, expenses associated with rental activities, such as management fees, and net cash flow from operating activities will decline as the Trust experiences a higher frequency of remarketing events.

     The Trust's equipment is leased by a number of creditworthy, investment-grade companies and, to date, the Trust has not experienced any material collection problems and has not considered it necessary to provide an allowance for doubtful accounts. Notwithstanding a positive collection history, there is no assurance that all future contracted rents will be collected or that the credit quality of the Trust's lessees will be maintained. Collection risk could increase in the future, particularly as the Trust remarkets its equipment and enters re-lease agreements with different lessees. The Managing Trustee will continue to evaluate and monitor the Trust's experience in collecting accounts receivable to determine whether a future allowance for doubtful accounts may become appropriate.

     Ultimately, the Trust will dispose of all assets under lease. This will occur principally through sale transactions whereby each asset will be sold to the existing lessee or to a third party. Generally, this will occur upon expiration of each asset's primary or renewal/re-lease term. In certain instances, casualty or early termination events may result in the disposal of an asset. Such circumstances are infrequent and usually result in the collection of stipulated cash settlements pursuant to terms and conditions contained in the underlying lease agreements.

     Cash expended for asset acquisitions and cash realized from asset disposal transactions are reported under investing activities on the accompanying Statement of Cash Flows. During the six months ended June 30, 1997, the Trust realized net cash proceeds of $892,426, including proceeds from the exchange transaction, compared to $1,410,292 for the same period in 1996. Future inflows of cash from asset disposals will vary in timing and amount and will be influenced by many factors including, but not limited to, the frequency and timing of lease expirations, the type of equipment being sold, its condition and age, and future market conditions. During the six months ended June 30, 1996, the Trust expended $1,441,796 to acquire equipment. This amount reflects the acquisition of an ownership interest in a commercial jet aircraft at a cost of $1,239,741, pursuant to the reinvestment provisions of the Trust's prospectus and an original equipment acquisition of $202,055. There were no equipment acquisitions during the same period in 1997.

     As a result of the exchange transaction (see Results of Operations) the Trust became the beneficial owner of 209,694 shares of Banyan common stock valued at $314,541 ($1.50 per share) and holds a beneficial interest in the Banyan Note of $462,353.

     The Trust obtained long-term financing in connection with certain equipment leases. The origination of such indebtedness and the subsequent repayments of principal are reported as components of financing activities. Cash inflows of $997,888 in 1996 resulted from leveraging a portion of the Trust's equipment portfolio with third-party lenders. Each note payable is recourse only to the specific equipment financed and to the minimum rental payments contracted to be received during the debt amortization period (which period generally coincides with the lease rental term). As rental payments are collected, a portion or all of the rental payment is used to repay the associated indebtedness. In future periods, the amount of cash used to repay debt obligations will decline as the principal balance of notes payable is reduced through the collection and application of rents. However, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to the Reno Aircraft.

     Cash distributions to the Managing Trustee, the Special Beneficiary and the Beneficiaries are declared and generally paid within 45 days following the end of each calendar month. The payment of such distributions is presented as a component of financing activities. For the six months ended June 30, 1997, the Trust declared total cash distributions of Distributable Cash From Operations and Distributable Cash From Sales and Refinancings of $495,658. In accordance with the Trust Agreement, the Beneficiaries were allocated 90.75% of these distributions, or $449,810; the Special Beneficiary was allocated 8.25%, or $40,892; and the Managing Trustee was allocated 1%, or $4,956.

     For financial reporting purposes, the Managing Trustee and the Special Beneficiary each have accumulated a capital deficit at June 30, 1997. This is the result of aggregate cash distributions to these Participants being in excess of their aggregate capital contributions ($1,000 each) and their respective allocations of financial statement net income or loss.
Ultimately, the existence of a capital deficit for the Managing Trustee or the Special Beneficiary for financial reporting purposes is not indicative of any further capital obligations to the Trust by either the Managing Trustee or the Special Beneficiary. However, for income tax purposes, the Trust Agreement requires that income be allocated first to those Participants having negative tax capital account balances so as to eliminate any such
balances.   In accordance with the Trust Agreement, upon the dissolution of the Trust, the Managing Trustee will be required to contribute to the Trust an amount equal to any negative balance which may exist in the Managing Trustee's tax capital account. No such requirement exists with respect to the Special Beneficiary. At December 31, 1996, the Managing Trustee had a positive tax capital account balance.

     At June 30, 1997, the Trust had aggregate future minimum lease payments of $4,007,459 from contractual lease agreements (see Note 3 to the financial statements), of which $3,244,178 will be used to amortize the principal balance of notes payable (see Note 7 to the financial statements).
Additional cash inflows will be realized from future remarketing activities, such as lease renewals and equipment sales, the timing and extent of which cannot be predicted with certainty. This is because the timing and extent of equipment sales is often dependent upon the needs and interests of the existing lessees. Some lessees may choose to renew their lease contracts, while others may elect to return the equipment. In the latter instances, the equipment could be re-leased to another lessee or sold to a third party. Accordingly, as the Trust matures and a greater level of its equipment assets become available for remarketing, the cash flows of the Trust will become less predictable. In addition, the Trust will have cash outflows to satisfy interest on indebtedness and to pay management fees and operating expenses. Ultimately, the Trust is expected to meet its future disbursement obligations and to distribute any excess of cash inflows over cash outflows to the Participants in accordance with the Trust Agreement. However, several factors, including month-to-month lease extensions, lessee defaults, equipment casualty events, and early lease terminations could alter the Trust's anticipated cash flows as described herein and in the accompanying financial statements and result in fluctuations to the Trust's periodic cash distribution payments.

     Cash distributions paid to the Participants consist of both a return of and a return on capital. Cash distributions do not represent and are not indicative of yield on investment. Actual yield on investment cannot be determined with any certainty until conclusion of the Trust and will be dependent upon the collection of all future contracted rents, the generation of renewal and/or re-lease rents, and the residual value realized for each asset at its disposal date. Future market conditions, technological changes, the ability of EFG to manage and remarket the assets, and many other events and circumstances, could enhance or detract from individual asset yields and the collective performance of the Trust's equipment portfolio.

     It is the intention of the Managing Trustee to maintain a cash distribution level that is consistent with the operating cash flows of the Trust and to optimize the long-term value of the Trust. A distribution level that is higher than the Trust's operating cash flows could compromise the Trust's working capital position, as well as its ability to refurbish or upgrade equipment in response to lessee requirements or other market circumstances. Accordingly, in order to better align monthly cash distributions with the Trust's operating cash flows, the Managing Trustee reduced the level of monthly cash distributions from an annualized rate of $2.52 per Beneficiary Interest (the rate established and paid from the Trust's inception through September 1995) to an annualized rate of $1.26 per Beneficiary Interest commencing in October 1995. In October 1996, the Managing Trustee increased the annualized distribution rate to $1.64 per Beneficiary Interest and expects that the Trust will be able to sustain this distribution rate throughout 1997. However, the nature of the Trust's principal cash flows gradually will shift from rental receipts to equipment sale proceeds as the Trust matures. As this occurs, the Trust's cash flows will become more volatile in that certain of the Trust's equipment leases will be renewed and certain of its assets will be sold. In some cases, the Trust may be required to expend funds to refurbish or otherwise improve the equipment being remarketed in order to make it more desirable to a potential lessee or purchaser. The Trust's Advisor, EFG, and the Managing Trustee will attempt to monitor and manage these events to maximize the residual value of the Trust's equipment and will consider these factors, in addition to the collection of contractual rents, the retirement of scheduled indebtedness and the Trust's future working capital and equipment requirements, in establishing future cash distribution rates. Ultimately, the Participants should expect that cash distribution rates will fluctuate over the long term as a result of future remarketing activities.

     On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the SEC, which became effective June 10, 1997. The Registration Statement covered the issuance and sale of a new class of beneficiary interests in the Trust (the "Class B Interests"). The characteristics of the Class B Interests, associated risk factors and other matters of importance to the Beneficiaries and purchasers of the Class B Interests were set forth in a Prospectus sent to the Beneficiaries. On July 17, 1997, the offering closed and on July 18, 1997 the Trust issued 826,072 Class B Interests at $5.00 per interest, thereby generating $4,130,360 in aggregate Class B capital contributions. Class A Beneficiaries purchased 3,209 Class B Interests, generating $16,045 of such aggregate capital contributions, and the Special Beneficiary, EFG, purchased 822,863 Class B Interests, generating $4,114,315 of such aggregate capital contributions.

     As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee intends to use a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution to the Class A Beneficiaries of the Trust.
 The Managing Trustee expects to declare and pay this special cash distribution on or before August 31, 1997.

     On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information (the "Tender Documents") concerning the offer. The Trust will use a portion of the net proceeds realized from the offering of the Class B Interests to purchase the Class A Beneficiary Interests tendered as a result of the offer. The Tender Documents describe, among other things, the terms of the offer and the purchase price per Class A Beneficiary Interest being offered by the Trust.

                             AFG INVESTMENT TRUST A

                        STATEMENT OF FINANCIAL POSITION

                    June 30, 1997 and December 31, 1996

                                  (Unaudited)


                                                                                       JUNE 30,     DECEMBER 31,
ASSETS                                                                                   1997           1996
-----------------------------------------------------------------------------------  -------------  -------------
Cash and cash equivalents..........................................................  $   2,567,129  $   1,832,248
Rents receivable...................................................................        673,384        623,237
Accounts receivable--affiliate.....................................................        161,392         55,849
Note receivable--Banyan............................................................        462,353       --
Investment in Banyan...............................................................        314,541       --
Equipment at cost, net of accumulated depreciation of $11,141,143 and $11,280,817
  at June 30, 1997 and December 31, 1996, respectively.............................      8,614,782     11,663,702
Organization costs, net of accumulated amortization of $5,000 and $4,667 at June
  30, 1997 and December 31, 1996, respectively.....................................       --                  333
                                                                                     -------------  -------------
  Total assets.....................................................................  $  12,793,581  $  14,175,369
                                                                                     -------------  -------------
LIABILITIES AND PARTICIPANTS' CAPITAL
Notes payable......................................................................  $   3,244,178  $   4,249,311
Accrued interest...................................................................         44,918         62,360
Accrued liabilities................................................................         15,000         23,250
Accrued liabilities--affiliate.....................................................         30,591         38,293
Deferred rental income.............................................................         12,123         18,721
Cash distributions payable to participants.........................................        165,220        165,220
                                                                                     -------------  -------------
  Total liabilities................................................................      3,512,030      4,557,155
Participants' capital (deficit):
Managing Trustee...................................................................        (30,514)       (27,148)
Special Beneficiary................................................................       (259,000)      (231,225)
Beneficiary Interests
(549,218 Interests; initial purchase price of $25 each)............................      9,571,065      9,876,587
                                                                                     -------------  -------------
  Total participants' capital......................................................      9,281,551      9,618,214
                                                                                     -------------  -------------
  Total liabilities and participants' capital......................................  $  12,793,581  $  14,175,369
                                                                                     -------------  -------------



   The accompanying notes are an integral part of these financial statements.

                               AFG Investment Trust A
                               STATEMENT OF OPERATIONS
               for the three and six months ended June 30, 1997 and 1996
                                     (Unaudited)


                                                                  THREE MONTHS                 SIX MONTHS
                                                                 ENDED JUNE 30,              ENDED JUNE 30,
                                                           --------------------------  --------------------------
                                                               1997          1996          1997          1996
                                                           ------------  ------------  ------------  ------------
Income:
Lease revenue............................................  $  1,477,298  $  1,173,106  $  2,567,135  $  2,427,754
Interest income..........................................        27,119        32,465        52,919        38,801
Loss on sale/exchange of equipment.......................      (364,901)       (1,994)     (362,806)     (150,061)
                                                           ------------  ------------  ------------  ------------
 Total income............................................     1,139,516     1,203,577     2,257,248     2,316,494
                                                           ------------  ------------  ------------  ------------
Expenses:
Depreciation and amortization............................       861,524       911,392     1,794,021     1,863,511
Interest expense.........................................        67,229       111,740       110,587       216,697
Equipment management fees--affiliate.....................        49,807        44,542        94,385        93,003
Operating expenses--affiliate............................        60,403        40,561        99,260        57,537
                                                           ------------  ------------  ------------  ------------
Total expenses...........................................     1,038,963     1,108,235     2,098,253     2,230,748
                                                           ------------  ------------  ------------  ------------
Net income...............................................  $    100,553  $     95,342  $    158,995  $     85,746
                                                           ------------  ------------  ------------  ------------
Net income per Beneficiary Interest......................  $       0.17  $       0.16  $       0.26  $       0.14
                                                           ------------  ------------  ------------  ------------
Cash distributions declared per Beneficiary Interest.....  $       0.41  $       0.32  $       0.82  $       0.63
                                                           ------------  ------------  ------------  ------------



   The accompanying notes are an integral part of these financial statements.

                                 AFG Investment Trust A
                                STATEMENT OF CASH FLOWS
                 for the six months ended June 30, 1997 and 1996
                                       (Unaudited)


                                                                                            1997         1996
                                                                                         -----------  -----------
Cash flows from (used in) operating activities:
Net income.............................................................................  $   158,995  $    85,746
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization..........................................................    1,794,021    1,863,511
Loss on sale/exchange of equipment.....................................................      362,806      150,061
Changes in assets and liabilities
Decrease (increase) in:
rents receivable.......................................................................      (50,147)     234,992
accounts receivable--affiliate.........................................................     (105,543)     (44,335)
Increase (decrease) in:
accrued interest.......................................................................      (17,442)     (25,530)
accrued liabilities....................................................................       (8,250)      (9,435)
accrued liabilities--affiliate.........................................................       (7,702)     166,421
deferred rental income.................................................................       (6,598)       6,262
                                                                                         -----------  -----------
Net cash from operating activities.....................................................    2,120,140    2,427,693
                                                                                         -----------  -----------
                                                                                         -----------  -----------
Cash flows from (used in) investing activities:
Investment in Banyan stock.............................................................     (314,541)     --
Note receivable--Banyan................................................................     (462,353)     --
Purchase of equipment..................................................................      --        (1,441,796)
Proceeds from equipment sales/exchange.................................................      892,426    1,410,292
                                                                                         -----------  -----------
Net cash from (used in) investing activities...........................................      115,532      (31,504)
                                                                                         -----------  -----------
Cash flows from (used in) financing activities:
Proceeds from notes payable............................................................      --           997,888
Principal payments--notes payable......................................................   (1,005,133)  (1,790,773)
Distributions paid.....................................................................     (495,658)    (381,276)
                                                                                         -----------  -----------
Net cash used in financing activities..................................................   (1,500,791)  (1,174,161)
                                                                                         -----------  -----------
Net increase in cash and cash equivalents..............................................      734,881    1,222,028
Cash and cash equivalents at beginning of period.......................................    1,832,248      455,262
                                                                                         -----------  -----------
Cash and cash equivalents at end of period.............................................  $ 2,567,129  $ 1,677,290
                                                                                         -----------  -----------
Supplemental disclosure of cash flow information:
Cash paid during the period for interest...............................................  $   128,029  $   242,227
                                                                                         -----------  -----------
                                                                                         -----------  -----------


  The accompanying notes are an integral part of these financial statements.

                               AFG Investment Trust A

                         Notes to the Financial Statements

                                   June 30, 1997
                                    (Unaudited)


NOTE 1 - BASIS OF PRESENTATION

    The financial statements presented herein are prepared in conformity with generally accepted accounting principles and the instructions for preparing Form 10-Q under Rule 10-01 of Regulation S-X of the Securities and Exchange Commission and are unaudited. As such, these financial statements do not include all information and footnote disclosures required under generally accepted accounting principles for complete financial statements and, accordingly, the accompanying financial statements should be read in conjunction with the footnotes presented in the 1996 Annual Report. Except as disclosed herein, there has been no material change to the information presented in the footnotes to the 1996 Annual Report.

    In the opinion of management, all adjustments (consisting of normal and recurring adjustments) considered necessary to present fairly the financial position at June 30, 1997 and December 31, 1996 and results of operations for the three and six month periods ended June 30, 1997 and 1996 have been made and are reflected.


NOTE 2 - CASH

    At June 30, 1997, the Trust had $2,465,000 invested in reverse repurchase agreements secured by U.S. Treasury Bills or interests in U.S. Government securities.


NOTE 3 - REVENUE RECOGNITION

    Rents are payable to the Trust monthly, quarterly or semi-annually and no significant amounts are calculated on factors other than the passage of time. Rents from Reno Air, Inc. ("Reno Air"), as provided for in the lease agreement, are adjusted monthly for changes in the London Inter-Bank Offered Rate ("LIBOR"). Future rents from Reno Air, included below, reflect the most recent LIBOR effected rental payment. The leases are accounted for as operating leases and are noncancellable. Rents received prior to their due dates are deferred. Future minimum rents of $4,007,459 are due as follows:

    For the year ending June 30, 1998            $  2,632,935
                                  1999                670,253
                                  2000                235,012
                                  2001                198,897
                                  2002                179,149
                            Thereafter                 91,213
                                                 ------------
                                  Total          $  4,007,459
                                                 ------------

NOTE 4 - EQUIPMENT

    The following is a summary of equipment owned by the Trust at June 30, 1997. In the opinion of Equis Financial Group ("EFG"), the acquisition cost of the equipment did not exceed its fair market value.

                                     Remaining
                                     Lease Term                Equipment
   Equipment Type                      (Months)                 at Cost

Aircraft                               6-68                 $    6,814,662
Materials handling                     1-40                      3,431,734
Retail store fixtures                  1-21                      2,992,236
Construction and mining                1-67                      1,945,484
Communications                           18                      1,802,423
Computers and peripherals              1-15                      1,738,961
Research and test                         3                        459,282
Manufacturing                            12                        442,590
Energy systems                            6                        108,975
Photocopying                            1-4                         19,578
                                                            --------------
                        Total equipment cost                    19,755,925

                    Accumulated depreciation                   (11,141,143)
                                                           ---------------
  Equipment, net of accumulated depreciation                $    8,614,782
                                                           ---------------

    At June 30, 1997, the Trust's equipment portfolio included equipment having a proportionate original cost of $6,322,233, representing approximately 32% of total equipment cost.

    At June 30, 1997, the cost and net book value of equipment held for sale or re-lease was approximately $154,000 and $37,900, respectively. The Managing Trustee is actively seeking the sale or re-lease of all equipment not on lease.

NOTE  5 - INVESTMENT IN BANYAN

    On April 30, 1997, the vessel partnerships, in which the Trust and certain affiliated investment programs are limited partners and through which the Trust and the affiliated investment programs shared economic interests in three cargo vessels (the "Vessels") leased by KGJS/Gearbulk Holdings Limited (the "Lessee"), exchanged their ownership interests in the Vessels for aggregate consideration of $11,565,375, including 1,987,000 shares (at $1.50 per share) of common stock in Banyan Strategic Land Fund II ("Banyan") and a purchase money note of $8,219,500 (the "Note"). Banyan is a Delaware corporation organized on April 14, 1987 and has its common stock listed on NASDAQ. Banyan holds certain real estate investments, the most significant being a 274 acre site near Malibu, California ("Rancho Malibu").

    The exchange was organized through an intermediary company (Equis Exchange LLC, 99% owned by Banyan and 1% owned by EFG), which was established for the sole purpose of facilitating the exchange. There were no fees paid to EFG by Equis Exchange LLC or Banyan or by any other party that otherwise would not have been paid to EFG had the Trust sold its beneficial interest in the Vessels directly to the Lessee. The Lessee prepaid all of its remaining contracted rental obligations and purchased the Vessels in two closings occurring on May 6, 1997 and May 12, 1997. The Note was repaid with $3,800,000 of cash and delivery of a $4,419,500 note from Banyan (the "Banyan Note").

    As a result of the exchange transaction and its original 33% beneficial ownership interest in Hato Arrow, one of the three Vessels, the Trust received $433,036 in cash and is the beneficial owner of 209,694 shares of Banyan common stock valued at $314,541 ($1.50 per share) and holds a beneficial interest in the Banyan Note of $462,353.

    Cash equal to the amount of the Banyan Note is being held in escrow for the benefit of Banyan in a segregated account pending the outcome of certain shareholder proposals. Specifically, as part of the exchange, Banyan agreed to seek consent ("Consent") from its shareholders to: (1) amend its certificate of incorporation and by-laws; (2) make additional amendments to restrict the acquisition of its common stock in a way to protect Banyan's net operating loss carry-forwards, and
(3) engage EFG to provide administrative services to Banyan, which services EFG will provide at cost. If the Consent is not obtained, repayment of the Banyan Note will be accelerated and repaid from the cash held in the segregated
account.   If the Consent is obtained, the Banyan Note will be repaid over three years and bear an annual interest rate of 10%.

    In connection with the Banyan transaction, Gary D. Engle, President and Chief Executive Officer of EFG, joined the Board of Directors of Banyan and James A. Coyne, Senior Vice President of EFG became Banyan's Chief Operating Officer. The agreement also provides that a majority of the Board of Directors remain independent of Banyan and EFG. Provided Consent is received by December 31, 1997, Banyan has agreed to declare a $0.20 per share dividend to be paid on all shares, including those beneficially owned by the Trust.

    The Managing Trustee believes that the underlying tangible assets of Banyan, particularly the Rancho Malibu property, can be sold or developed on a tax free basis due to Banyan's net operating loss carryforwards and can provide an attractive economic return to the Trust.


NOTE 6 - RELATED PARTY TRANSACTIONS

    All operating expenses incurred by the Trust are paid by EFG on behalf of the Trust and EFG is reimbursed at its actual cost for such expenditures. Fees and other costs incurred during the six month periods ended June 30, 1997 and 1996, which were paid or accrued by the Trust to EFG or its Affiliates, are as follows:


                                      1997                        1996
                                   ----------                  ----------
Equipment acquisition fees                --                   $  36,109
Equipment management fees          $  94,385                      93,003
Administrative charges                30,114                      10,500
Reimbursable operating expenses
    due to third parties              69,146                      47,037
                                   ---------                   ---------
         Total                     $ 193,645                   $ 186,649
                                   ---------                   ---------
                                   ---------                   ---------

    All rents and proceeds from the sale of equipment are paid directly to either EFG or to a lender. EFG temporarily deposits collected funds in a separate interest-bearing escrow account prior to remittance to the Trust. At June 30, 1997, the Trust was owed $161,392 by EFG for such funds and the interest thereon. These funds were remitted to the Trust in July 1997.

NOTE 7 - NOTES PAYABLE

    Notes payable at June 30, 1997 consisted of installment notes of $3,244,178 payable to banks and institutional lenders. The notes bear interest rates ranging between 5.7% and 9.17%, except for one note which bears a fluctuating interest rate based on LIBOR plus a margin (5.69% at June 30, 1997). All of the installment notes are non-recourse and are collateralized by the equipment and assignment of the related lease payments. Generally, the installment notes will be fully amortized by noncancellable rents. However, the Trust has a balloon payment obligation of $282,421 at the expiration of the primary lease term related to the Reno Aircraft. The carrying amount of notes payable approximates fair value at June 30, 1997.

    The annual maturities of the notes payable are as follows:

    For the year ending June 30, 1998       $  2,061,311
                                 1999            485,400
                                 2000            113,911
                                 2001            123,188
                                 2002            133,221
                           Thereafter            327,147
                                            ------------
                                Total       $  3,244,178
                                            ------------
                                            ------------


NOTE 8 - LEGAL PROCEEDINGS

    On July 27, 1995, EFG, on behalf of the Trust and other EFG-sponsored investment programs, filed an action in the Commonwealth of Massachusetts Superior Court Department of the Trial Court in and for the County of Suffolk, for damages and declaratory relief against a lessee of the Trust, National Steel Corporation ("National Steel"), under a certain Master Lease Agreement ("MLA") for the lease of certain equipment. EFG is seeking the reimbursement by National Steel of certain sales and/or use taxes paid to the State of Illinois and other remedies provided by the MLA. On August 30, 1995, National Steel filed a Notice of Removal which removed the case to the United States District Court, District of Massachusetts. On September 7, 1995, National Steel filed its Answer to EFG's Complaint along with Affirmative Defenses and Counterclaims, seeking declaratory relief and alleging breach of contract, implied covenant of good faith and fair dealing and specific performance. EFG filed its Answer to these counterclaims on September 29, 1995. Though the parties have been discussing settlement with respect to this matter for some time, to date, the negotiations have been unsuccessful. Notwithstanding these discussions, EFG recently filed an Amended and Supplemental Complaint alleging a further default by National Steel under the MLA and EFG recently filed a Summary Judgment on all claims and counterclaims. The matter remains pending before the Court. The Trust has not experienced any material losses as a result of this action.

    On June 24, 1997, four plaintiffs (the "Plaintiffs") owning limited partner units or beneficiary interests in eight investment programs sponsored by EFG filed a lawsuit, as a derivative action, on behalf of the Trust and 27 other investment programs (collectively, the "Nominal Defendants") in the Superior Court of the Commonwealth of Massachusetts for the County of Suffolk against EFG and certain of EFG's affiliates, including the Managing Trustee of the Trust and four other wholly-owned subsidiaries of EFG which are the general partner or managing trustee of one or more of the investment programs, (collectively, the "Managing Defendants"), and certain other entities and individuals that have control of the Managing Defendants and the Nominal Defendants (the "Controlling Defendants"). The Plaintiffs assert claims of breach of fiduciary duty, breach of contract, unjust enrichment, and equitable relief and seek various remedies, including compensatory and punitive damages to be determined at trial.

    The Managing Trustee and EFG are in the early stages of evaluating the nature and extent of the claims asserted in this lawsuit and cannot predict its outcome with any degree of certainty. However, based upon all of the facts presently being considered by management, the Managing Trustee and EFG do not believe that any likely outcome will have a material adverse effect on the Trust. The Managing Trustee, EFG and their affiliates intend to vigorously defend against the lawsuit.


NOTE 9 - ISSUANCE OF CLASS B INTERESTS AND OFFER TO REDEEM CLASS A INTERESTS

    On October 26, 1996, the Trust filed a Solicitation Statement with the United States Securities and Exchange Commission (the "SEC") which subsequently was sent to the Beneficiaries pursuant to Regulation 14A of
Section 14 of the Securities Exchange Act. The Solicitation Statement sought the consent of the Beneficiaries to a proposed amendment (the "Amendment") to the Amended and Restated Declaration of Trust (the "Trust Agreement") which would (i) amend the provisions of the Trust Agreement governing the redemption of Beneficiary Interests to permit the Trust to offer to redeem outstanding Beneficiary Interests at such times, in such amounts, in such manner and at such prices as the Managing Trustee might determine from time to time, in accordance with applicable law; and (ii) add a provision to the Trust Agreement that would permit the Trust to issue, at the discretion of the Managing Trustee and without further consent or approval of the Beneficiaries, an additional class of security with such designations, preferences and relative, participating, optional or other special rights, powers and duties as the Managing Trustee might affix. The funds obtained through the issuance of such a security would be used by the Trust to (a) expand redemption opportunities for Beneficiaries without using Trust funds which might otherwise be available for cash distributions; and (b) make a special one-time cash distribution to the Beneficiaries.

    Pursuant to the Trust Agreement, the adoption of the Amendment required the consent of the Beneficiaries holding more than 50% in the aggregate of the Beneficiary Interests held by all Beneficiaries. A majority of Beneficiary Interests, representing 286,868 or 52.2% of all Beneficiary Interests, voted in favor of the Amendment; 49,019 or 8.9% of all Beneficiary Interests voted against the Amendment; and 16,104 or 2.9% of all Beneficiary Interests abstained. Approximately 64% of all Beneficiary Interests participated in the vote. Accordingly, the Trust Agreement was amended.

    On February 12, 1997, the Trust filed a Registration Statement on Form S-1 with the SEC, which became effective June 10, 1997. The Registration Statement covered the issuance and sale of a new class of beneficiary interests in the Trust (the "Class B Interests"). The characteristics of the Class B Interests, associated risk factors and other matters of importance to the Beneficiaries and purchasers of the Class B Interests were set forth in a Prospectus sent to the Beneficiaries. On July 17, 1997, the offering closed and on July 18, 1997 the Trust issued 826,072 Class B Interests at $5.00 per interest, thereby generating $4,130,360 in aggregate Class B capital contributions. Class A Beneficiaries purchased 3,209 Class B Interests, generating $16,045 of such aggregate capital contributions, and the Special Beneficiary, EFG, purchased 822,863 Class B Interests, generating $4,114,315 of such aggregate capital contributions.

    Subsequently, EFG transferred its Class B Interests to a special-purpose company, Equis II Corporation, a Delaware corporation. EFG also transferred its ownership of AFG ASIT Corporation, the Managing Trustee of the Trust, to Equis II Corporation. As a result, Equis II Corporation has voting control of the Trust through its ownership of the majority of all of the Trust's outstanding voting interests, as well as its ownership of AFG ASIT Corporation. Equis II Corporation is controlled by EFG's President and Chief Executive Officer, Gary
D. Engle. Accordingly, control of the Managing Trustee did not change as a result of the foregoing transactions.

    As described in the Prospectus for the offering of the Class B Interests, the Managing Trustee intends to use a portion of the net cash proceeds realized from the offering of the Class B Interests to pay a one-time special cash distribution to the Class A Beneficiaries of the Trust. The Managing Trustee expects to declare and pay this special cash distribution on or before August 31, 1997.

    On August 7, 1997, the Trust commenced an offer to purchase up to 45% of the outstanding Class A Beneficiary Interests of the Trust by filing a Form 13E-4, Issuer Tender Offer Statement, with the SEC and distributing to the Class A Beneficiaries information (the "Tender Documents") concerning the offer. The Trust will use a portion of the net proceeds realized from the offering of the Class B Interests to purchase the Class A Beneficiary Interests tendered as a result of the offer. The Tender Documents describe, among other things, the terms of the offer and the purchase price per Class A Beneficiary Interest being offered by the Trust.


NOTE 10- SUBSEQUENT EVENT

    On July 7, 1997, a lessee of the Trust, Montgomery Ward and Company, Inc., filed for protection under Chapter 11 of the Bankruptcy Code. The Trust has not been officially notified by the Bankruptcy Court to date. Equipment leased to this lessee by the Trust had a cost and net book value of approximately $1,800,000 and $660,000, respectively, at the time of bankruptcy filing. Currently, the Trust is unable to make a determination as to the significance of this bankruptcy.